Exhibit 99.2

diaDexus, Inc.
Financial Statements
December 31, 2009 and 2008

diaDexus, Inc.
Index
December 31, 2009 and 2008

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Convertible Preferred Stock and Stockholders’ Deficit	4

Statements of Cash Flows	5

Notes to Financial Statements	6–27

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of
diaDexus, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of diaDexus, Inc. at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PriceWaterhouseCoopers, LLP
San Jose, California

May 28, 2010, except for the fourth paragraph in Note 1, as to which the date is October 12, 2010

diaDexus, Inc.
Balance Sheets
As of December 31, 2009 and 2008

(in thousands of dollars, except share and per share data)	2009	2008

Assets
Current assets
Cash and cash equivalents	$2,539	$11,580
Available-for-sale investments	2,262	3,005
Accounts receivable (net of allowance for doubtful accounts of $0 and rebate reserve of $46, respectively, and $8 and $66 at December 31, 2009 and 2008, respectively)	1,637	1,836
Accounts receivable from related party	295	40
Inventory	221	137
Prepaid expenses and other current assets	618	733
Total current assets	7,572	17,331
Property and equipment, net	1,366	2,086
Restricted cash	400	400
Other assets	130	130
Total assets	$9,468	$19,947
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$273	$502
Accrued liabilities	1,922	2,436
Deferred revenue, current portion	318	328
Deferred rent, current portion	194	142
Notes payable, current portion	3,498	3,840
Total current liabilities	6,205	7,248
Deferred revenue, net of current	1,140	1,446
Deferred rent, net of current	103	296
Notes payable, net of current	-	3,498
Warrant liability	36	328
Total liabilities	7,484	12,816
Commitments and contingencies (Note 8)
Convertible Preferred stock, $0.01 par value - 82,326,283 shares authorized; 80,277,609 shares issued and outstanding at December 31, 2009 and 2008 (liquidation value $176,752 at December 31, 2009 and 2008)	168,242	168,257
Stockholders’ deficit
Common stock, $0.01 par value - 170,000,000 shares authorized, 1,814,494 and 1,760,092 shares issued and outstanding at December 31, 2009 and 2008, respectively	18	18
Additional paid-in capital	12,739	12,574
Accumulated other comprehensive income	-	15
Accumulated deficit	(179,015)	(173,733)
Total stockholders’ deficit	(166,258)	(161,126)
Total liabilities, convertible preferred stock and stockholders’ deficit	$9,468	$19,947

The accompanying notes are an integral part of these financial statements.

diaDexus, Inc.
Statements of Operations
Years Ended December 31, 2009 and 2008

(in thousands of dollars, except share and per share data)	2009	2008

Revenues
License revenue	$429	$315
Royalty revenue	4,208	4,058
Product sales	5,826	5,099
Product sales to related party	1,469	160
Total net revenues	11,932	9,632
Costs and operating expenses
Product costs	3,452	2,377
Research and development	3,705	4,599
Sales and marketing	6,650	8,400
General and administrative	2,803	3,230
Total operating expenses	16,610	18,606
Loss from operations	(4,678)	(8,974)
Interest and other income, net	394	401
Interest and other expense, net	(998)	(984)
Net loss	$(5,282)	$(9,557)

Net loss per share of common stock, basic and diluted	$(.28)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	19,059,144

The accompanying notes are an integral part of these financial statements.

diaDexus, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2009 and 2008

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’
(in thousands of dollars, except share and per share data)	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficit	Deficit

Balance at January 1, 2008	69,437,915	$159,245	1,581,444	$16	$12,401	$39	$(164,176)	$(151,720)
Exercise of common stock options	-	-	178,648	2	26	-	-	28
Stock-based compensation - employee under ASC 718	-	-	-	-	147	-	-	147
Issuance of Series F Convertible Preferred Stock at $0.8399 per share , net of issuance costs of $93	10,839,694	9,012	-	-	-	-	-	-
Comprehensive loss
Net loss	-	-	-	-	-	-	(9,557)	(9,557)
Change in unrealized gain on available-for-sale securities	-	-	-	-	-	(24)	-	(24)
Comprehensive loss	-	-	-	-	-	-	-	(9,581)
Balance at December 31, 2008	80,277,609	168,257	1,760,092	18	12,574	15	(173,733)	(161,126)
Exercise of common stock options	-	-	38,312	-	4	-	-	4
Exercise of common stock warrants	-	-	16,090	-	-	-	-	-
Issuance costs of Series F Convertible Preferred Stock	-	(15)	-	-	-	-	-	-
Stock-based compensation - employee under ASC 718	-	-	-	-	161	-	-	161
Comprehensive loss
Net loss	-	-	-	-	-	-	(5,282)	(5,282)
Change in unrealized gain on	-	-						-
available-for-sale securities	-	-	-	-	-	(15)	-	(15)
Comprehensive loss	-	-	-	-	-	-	-	(5,297)
Balance at December 31, 2009	80,277,609	$168,242	1,814,494	$18	$12,739	$-	$(179,015)	$(166,258)

The accompanying notes are an integral part of these financial statements.

diaDexus, Inc.
Statements of Cash Flows
Years Ended December 31, 2009 and 2008

(in thousands of dollars)	2009	2008

Cash flows used in operating activities
Net loss	$(5,282)	$(9,557)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on disposal of property and equipment	(14)	-
Depreciation and amortization	918	886
Amortization (accretion) on investments	(7)	(215)
Stock-based compensation expense	161	147
Provision for doubtful accounts	-	8
Provision for rebate reserve	19	66
Noncash other income related to warrants	(292)	(40)
Noncash interest associated with amortization of discount on notes payable	121	119
Amortization of deferred rent	(141)	(12)
Changes in operating assets and liabilities
Accounts receivable	180	(257)
Accounts receivable from related party	(255)	104
Inventory	(84)	247
Prepaid expenses and other current assets	115	124
Accounts payable	(229)	(337)
Accrued liabilities	(514)	507
Deferred revenue	(316)	(299)
Net cash used in operating activities	(5,620)	(8,509)
Cash flows from investing activities
Purchases of property and equipment	(205)	(109)
Maturities of available-for-sale investments	10,750	18,897
Purchases of available-for-sale investments	(10,015)	(8,161)
Proceeds from sale of property and equipment	21	-
Net cash provided by investing activities	551	10,627
Cash flows used in financing activities
Proceeds from issuance of common stock	4	28
Proceeds from issuance of convertible preferred stock, net	(15)	9,012
Principal repayment of the loan	(3,961)	(2,440)
Net cash provided by (used in) financing activities	(3,972)	6,600
Net change in cash and cash equivalents	(9,041)	8,718
Cash and cash equivalents at beginning of year	11,580	2,862
Cash and cash equivalents at end of year	$2,539	$11,580
Supplemental disclosure
Interest paid	$548	$863

The accompanying notes are an integral part of these financial statements.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

1.	The Company

diaDexus, Inc. (the “Company”), was founded as a Delaware limited liability company in August 1997 by GlaxoSmithKline Corporation (“GlaxoSmithKline”, formerly SmithKline Beecham Corporation) and Incyte Genomics, Inc. (“Incyte”).  In April 2000, the Company was converted to a Delaware corporation.

The Company is a diagnostics company focusing on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in their normal course of business.  The Company has incurred net operating losses and negative cash flows from operations during every year since inception.  At December 31, 2009, the Company has an accumulated deficit of $179,015,266 and currently does not have financing sufficient for continued operations.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  In order to continue its operations, the Company must achieve profitable operations and/or obtain additional financing.  There can be no assurance, however, that the Company can achieve profitability or that such a financing will be successfully completed or completed in term acceptable to the Company.  Management is currently pursuing financing alternatives. As discussed in Note 15, the Company has entered into a definitive agreement with VaxGen, Inc. under which Vaxgen will acquire diaDexus in a stock-for-stock merger.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These financial statements are prepared in conformity with the requirements applicable to a "smaller reporting company" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. The Company's previously issued financial statements were not prepared in compliance with public company reporting obligations. Significant differences from the previously issued statements include: reclassification of convertible preferred stock as mezzanine equity, the disclosure of loss per share, the addition of Note 14 regarding segment information and the expansion of Notes 3, 11, 12 and 15 for additional disclosures required.

2.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.  Cash equivalents consist primarily of money market accounts and treasury securities.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Related Party
The Company discloses any transactions with GlaxoSmithKline under "related party."

Restricted Cash
Restricted cash represents term deposits, which expire in June 2011, held at a financial institution as collateral for the lease of the Company’s facilities in South San Francisco.

Available-for-Sale Investments
The Company classifies its investments as available-for-sale.  Available-for-sale investments are recorded at fair value based on quoted market prices, with the unrealized gains or losses included in accumulated other comprehensive income (loss) within stockholders’ equity, except that any unrealized losses which are deemed to be other than temporary are reflected in the statement of operations.  The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Such amortization or accretion is included in interest and other income.  Realized gains or losses on sales of available-for-sale securities are reported in other income or expenses as incurred.  The cost of securities sold is based on the specific identification method.  Interest and dividends on available-for-sale securities are recorded in interest and other income.

Inventory
Inventories are stated as the lower of cost or market.  Cost is determined using the first in, first out (“FIFO”) method.  Market value is determined as the lower of replacement cost or net realizable value.

Property and Equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.  Laboratory equipment, computers, software, and office furniture are depreciated over three years.  Leasehold improvements are recorded at cost and amortized over the term of the lease or their useful life, whichever is shorter.  Maintenance and repairs are expensed as incurred.

Segments
The Company has one reportable segment and uses one measurement of profitability to manage its business. All long-lived assets are maintained in the United States of America.

Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or circumstances suggest that the carrying amount of those assets may be impaired and the expected future undiscounted cash flows that are expected to be generated by the asset are less than its carrying amount.  Through December 31, 2009, the Company has not experienced impairment losses on its long-lived assets.

Revenue Recognition
The Company recognizes revenue from the sale of its products, royalties earned and contract arrangements.  Product sales are recognized in accordance with ASC 605, Revenue Recognition.  Revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured.  Revenue is recorded net of customer and distributor discounts.  License fee revenue including nonrefundable upfront fees, are deferred and recognized over the term of the underlying agreements. The term of these underlying agreements ranges from two to ten years.  Collaborative research revenue is recognized as the research is performed and the related research costs are incurred.  Revenue from royalties based on licensees’ sales of our products or technologies is recognized as earned in accordance with the contract terms when royalties from licensees can be reasonably estimated and collectibility is reasonably assured.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Research and Development
Research and development costs are expensed as incurred.

Income Taxes
The Company accounts for income taxes under the asset and liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

On January 1, 2009, the Company adopted ASC 740-10-25, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No.109".  The Company did not have any unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of adopting ASC 740-10-25.  The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense as incurred.  No such expenses were incurred in 2009 or 2008.

Comprehensive Income
Comprehensive income represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders.  The Company’s unrealized gains on available-for-sale securities represent the component of comprehensive income excluded from the Company’s net loss.

Freestanding Preferred Stock Warrants
The Company has accounted for its freestanding warrants to purchase shares of the Company's convertible preferred stock as liabilities at fair value upon issuance.  The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest and other income, net.

Convertible Preferred Stock
The holders of the Company’s outstanding convertible preferred stock, voting or consenting together as a separate class, control the vote of the Company’s stockholders. The holders of the Company’s outstanding preferred stock also are represented by three of the five members of the Company’s Board of Directors.  As a result, the holders of all series of the Company’s convertible preferred stock can force a change in control that would trigger liquidation. As redemption of the convertible preferred stock through liquidation is outside the control of the Company, all shares of the convertible preferred stock have been presented outside of stockholders’ deficit in the Company’s balance sheet. All series of convertible preferred stock are collectively referred to in the financial statements as convertible preferred stock.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Stock-Based Compensation
Effective January 1, 2006, the Company adopted the fair value provisions of statement of ASC 718, Stock-based Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards, including stock options using a fair-value based method.  ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.  The Company granted no options to nonemployees for the years ended December 31, 2009 and 2008.

Net Loss per Share
Basic net loss per share of common stock is computed by dividing the Company’s net loss attributable to shareholders by the weighted-average number of shares of common stock that the Series F preferred shareholders received from the merger with VaxGen, Inc.; see Note 15 - Subsequent Events. No holders of common shares or other series of preferred shares of diaDexus received any VaxGen shares on account of such shares, and such shares are, therefore, not included in the calculation. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities, including stock options, warrants and convertible preferred stock. Basic and diluted net loss per share of common stock were the same for 2009, as the inclusion of all potentially dilutive securities outstanding was anti-dilutive. As such, the numerator and the denominator used in computing both basic and dilutive net loss are the same for 2009.

No net loss per share is included for 2008 as the Series F preferred shares were not issued until December 2008. Since they were not outstanding for the period the loss was incurred the loss is not representative of the Series F preferred shareholders position.

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share of common stock because including them would have been antidilutive:

	December 31,
	2009	2008

Common stock outstanding	1,814,494	1,760,092
Convertible preferred stock Series A-E outstanding	69,437,915	69,437,915
Period-end stock options to purchase common stock	15,555,706	13,061,532
Convertible preferred stock warrants outstanding	744,065	744,065
Common stock warrants outstanding	58,529,838	58,545,928

	146,082,018	143,549,532

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements.  This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs).  This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs.  The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements.  Those disclosure requirements are effective for fiscal years ending after December 31, 2010.  The Company is assessing the impact of this guidance and does not believe the adoption of this guidance will have a material impact to the Company's financial statements.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

In June 2009, the FASB issued ASC 105, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  ASC 105 establishes the FASB Accounting Standards Codification (“ASC”), as the single source of authoritative accounting and reporting standards in the United States for all non-government entities, with the exception of the Securities and Exchange Commission and its staff.  It does not include any new guidance or interpretations of US GAAP, but merely eliminates the existing hierarchy and codifies the previously issued standards and pronouncements into specific topic areas.  The Codification was adopted for the Company’s financial statements for the year ended December 31, 2009.

In May 2009, the FASB issued ASC 855, Subsequent Events.  ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, was effective for interim or annual periods ending after June 15, 2009.  The Company adopted this standard; however, the adoption of ASC 855 had no impact to the Company’s financial statements.

In April 2009, the FASB issued an update to ASC 820, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales.  This update to ASC 820 was effective for interim and annual periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on the Company’s financial statements.

In June 2006, the FASB issued ASC 740, Accounting for Uncertainty in Income Taxes, which is a change in accounting for income taxes.  ASC 740 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters specifies how reserves for uncertain tax positions should be classified on the balance sheet and provides transition and interim-period guidance, among other provisions.  The Company adopted ASC 740 as of January 1, 2009 - see Note 12 Income Taxes to Financial Statements.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and available-for-sale investments.  The Company’s cash and cash equivalents and available-for-sale securities are invested in deposits and securities held with three major financial institutions in the United States of America that management believes are trustworthy.  Deposits and securities held in these financial institutions may exceed the amount of insurance provided on such deposits.  The Company has not experienced any losses on its cash and cash equivalents and available-for-sale securities.

Revenues from the following four customers represented a significant portion of total revenue or accounts receivable for the year ended December 31, 2009 and 2008.

	Revenue		Accounts Receivable
	2009	2008	2009	2008

Customer A	30%	39%	30%	41%
Customer B	13%	14%	6%	11%
Customer C	12%	2%	16%	2%
Customer D	10%	6%	12%	18%

To achieve profitable operations, the Company must successfully develop, manufacture, and market its current and future products.  There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.  These factors could have a material adverse effect upon the Company’s financial results, financial position and future cash flows.

The Company’s future products may require approval from the U.S. Food and Drug Administration (“FDA”) or certain international regulatory agencies prior to commencing commercial sales.  There can be no assurance that the Company’s future products will receive any of these required approvals.  If the Company was denied such approvals or such approvals were delayed, it would have a material adverse impact on the Company’s results of operations.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

3.	Fair Value Measurement

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements, for its financial assets and liabilities. In accordance with the ASC 820, the Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Level 1: Observable inputs, such as quoted prices in active markets for identical assets or liabilities;

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

As of December 31, 2009, the Company had cash and cash equivalents of $2,539,346, restricted cash of $400,000, and short-term investments of $2,262,273.  Short-term investments consisted solely of US government and its agencies securities maturing between January and April 2010.  The following table presents the fair value of these certain financial assets and liabilities determined using the inputs defined at December 31, 2009 and 2008, respectively.

	Fair Value Measurements at December 31, 2009 (in thousands of dollars)
	Level 1	Level 2	Level 3	Total

Assets
Cash	$1,031	$-	$-	$1,031
Money market funds	1,007	-	-	1,007
Restricted cash	-	400	-	400
US government and its agencies securities	-	2,763	-	2,763
	$2,038	$3,163	$-	$5,201
Liabilities
Preferred stock warrant liabilities	$-	$-	$36	$36

The change in fair value of the warrant liability is summarized below (in thousands of dollars):

Fair value at December 31, 2008	$328
Change in fair value recorded in interest and other income, net	(292)
Fair value at December 31, 2009	$36

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

	Fair Value Measurements at December 31, 2008 (in thousands of dollars)
	Level 1	Level 2	Level 3	Total

Assets
Cash	$907	$-	$-	$907
Money market funds	10,422	-	-	10,422
Treasury securities	-	251		251
Restricted cash	-	400	-	400
US government and its agencies securities	-	3,005	-	3,005
	$11,329	$3,656	$-	$14,985
Liabilities
Preferred stock warrant liabilities	$-	$-	$328	$328

The change in fair value of the warrant liability is summarized below (in thousands of dollars):

Fair value at December 31, 2007	$368
Change in fair value recorded in interest and other income, net	(40)
Fair value at December 31, 2008	$328

The valuation of the warrant liability is discussed in Note 9.

The carrying amount reported in the balance sheet as of December 31, 2009 for our note payable is $3,498,431. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the note payable approximates fair value.

The Company invests in highly-liquid, investment-grade securities. The following is a summary of the Company’s available-for-sale securities at December 31, 2009 and 2008:

December 31, 2009 (in thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

Money market funds	$1,007	$-	$-	$1,007
US government and its agencies' securities	2,763	-	-	2,763
	3,770	-	-	3,770
Less cash equivalents	(1,508)	-	-	(1,508)
Total marketable securities	$2,262	$-	$-	$2,262

December 31, 2008 (in thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

Money market funds	$10,422	$-	$-	$10,422
US government and its agencies' securities	3,241	15	-	3,256
	13,663	15	-	13,678
Less cash equivalents	(10,673)	-	-	(10,673)
Total marketable securities	$2,990	$15	$-	$3,005

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

There were no realized gains or loss in 2009 and immaterial gains in 2008.

As of December 31, 2009, weighted average days to maturity for the Company’s available for sale securities was 68, with the longest maturity being April 2010.

The Company has determined that the gross unrealized losses on its marketable securities at December 31, 2009 are temporary in nature. To date the Company has not recorded any impairment charges on marketable securities related to other-than-temporary declines in market value. The Company reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, credit quality and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

4.	Inventory

Inventory consists of the following (in thousands of dollars):

	December 31,
	2009	2008

Finished goods	$79	$137
Work-in-process	142	-
	$221	$137

5.	Property and Equipment

Property and equipment consist of the following (in thousands of dollars):

	December 31,
	2009	2008

Laboratory equipment	$4,456	$4,430
Leasehold improvements	7,686	7,686
Computer and software	1,843	1,783
Furniture and fixtures	804	800
	14,789	14,699
Less: Accumulated depreciation and amortization	(13,423)	(12,613)
	$1,366	$2,086

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 was $918,000 and $886,000, respectively.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

6.	Accrued Liabilities

Accrued liabilities consist of the following (in thousands of dollars):

	December 31,
	2009	2008

Payroll and related expenses	$914	$1,295
Legal and patent expenses	40	242
Customer rebates	-	212
Inventory	-	120
Sales tax	71	97
Royalty expenses	135	97
Marketing expenses	21	67
Interest payable	407	60
Collaborative research obligations	-	23
Sublease payment	115	-
Other	219	223
	$1,922	$2,436

7.	Investment in CFD Therapeutics, Inc.

In January 2006, the Company spun-off its therapeutic business to CFD Therapeutics, Inc. (“CFD”) and transferred the intellectual property, other assets and employee workforce associated with this business to develop novel cancer therapeutics stemming from discoveries previously made by the Company.  The Company will continue to own and operate the diagnostic business.  In conjunction with the spin-off, the Company entered into cross-licensing and service agreements providing extensive expertise in protein and monoclonal antibody pre-clinical activities.  In addition certain equity related transactions with CFD have provided the Company with 39% ownership in CFD.

The Company had zero basis in the intellectual property, other assets and employee workforce at the time of transfer and accordingly the basis in the investment is zero dollars.  All future activity is accounted for under the equity method of accounting.  CFD substantially ceased operations during the year ended December 31, 2007.

In connection with this transaction, an agreement was entered into whereby the Company agreed to commit personnel time equivalent to five full-time employees for the performance of research and development services on behalf of CFD.  In exchange, the Company received $250,000 per full-time employee equivalent, per year.  The agreement began on January 15, 2006 and was terminated on July 27, 2007 as a result of CFD ceasing operations during the year ended December 31, 2007.

In September 2008, CFD Therapeutics, Inc. entered into a license agreement with another company to license its patent rights.  As part of the arrangement, CFD had also entered into a new letter agreement with the Company to cease support to CFD in administrative services as well as corporate function.  CFD paid the company $400,000 in order to fulfill all outstanding amount owed by CFD to the Company related to the Service Agreement and outstanding intellectual property invoices through July 31, 2008.  The Company recorded this payment against research and development expenses as well as intellectual property expenses.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

In October 2009, the company received $116,816 from CFD related to a one-time license renewal fee per the License Agreement CFD entered with another company in September 2008.  The amount the Company received represents 20% of the agreed percentage as part of the New Letter Agreement the Company had entered with CFD in September 2008.  The company has recorded the payment as license revenue for the year ended December 31, 2009.

8.	Commitments and Contingencies

Lease Commitments
In June 2002, the Company entered into a facility sublease agreement for a laboratory and office facility in South San Francisco expiring in June 2011.  In connection with the lease assignment agreement, the Company subleased out a portion of its leased office facility in South San Francisco through December 31, 2007 which was subsequently extended through May 2011.  Minimum future lease payments as of December 31, 2009 are as follows:

(in thousands of dollars)	Lease Commitment	Sublease Income	Future Minimum Lease Commitment

2010	$1,772	$(985)	$787
2011	848	(393)	455
	$2,620	$(1,378)	$1,242

Rent expense was $1,578,167 and $1,657,490 for the years ended December 31, 2009 and 2008.  The terms of the facility lease provide for rental payments on a graduated scale.  The Company recognizes rent expense on a straight-line basis over the lease period.  Deferred rent of $297,205 and $437,962 at December 31, 2009 and 2008, respectively, is included in the accompanying balance sheet.

Rental income from the sublease for the years ended December 31, 2009 and 2008 was $1,381,944 and $1,398,403 respectively.  This has been included as a reduction to operating expenses in the statement of operations.

Notes Payable
In July 2007, the Company entered into a loan agreement with a bank and two finance companies to borrow up to $10,000,000, the entire amount of which was borrowed at an annual interest rate of 9.49%.  The loan is payable in 30 equal installments which begin in May 2008, with interest only payments being made from August 2007 to April 2008.  In connection with the loan, the Company issued warrants to purchase convertible preferred stock (Note 9).

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Future minimum payments on the notes payable are as follows (in thousands of dollars):

Year Ending December 31, 2010	$3,757
Total minimum payments	3,757
Less: Amount representing interest	(158)
Present value of minimum payments	3,599
Less: Unamortized discount from warrants and issuance cost	(101)
Notes payable, current portion	$3,498

Legal Proceedings
From time to time, the Company becomes involved in legal proceedings arising from the ordinary course of business.  Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

9.	Convertible Preferred Stock

Under the Company’s Certificate of Incorporation, the Company’s preferred stock is issuable in series and the Company’s Board of Directors is authorized to determine the rights, preferences and terms of each series.  At December 31, 2009 and 2008, the amounts, terms and liquidation values of each series are as follows (in thousands of dollars, except share and per share data):

	Shares		Liquidation Value	Liquidation
Series	Authorized	Outstanding	Per Share	Value

A	4,400,000	4,400,000	$1.70	$7,480
B	4,400,000	4,400,000	0.45	1,980
C	13,225,807	13,225,807	1.55	20,500
D	20,833	20,833	2.40	50
E	48,135,340	47,391,275	2.52	119,426
F	12,144,303	10,839,694	2.52	27,316
	82,326,283	80,277,609		$176,752

Dividends
The holders of the outstanding shares of Series E and Series F Convertible Preferred Stock are entitled to receive, when and if declared by the Board of Directors, a noncumulative dividend at the annual rate of 8% of the original issuance price of $0.8399 for the Series E and Series F Convertible Preferred Stock.  Such dividends are payable in preference to any dividend for all other outstanding stock (the “Junior Stock”) of the Company declared by the Board of Directors.  No other series of preferred stock issued by the Company is entitled to dividends.  Through December 31, 2009, no dividends had been declared.

In the event dividends are paid on any share of Junior Stock, an additional dividend must be paid with respect to all outstanding shares of Series E and Series F Convertible Preferred Stock in an amount per share (on an as-if-converted basis) equal to the amount paid or set aside for each share of Junior Stock, whenever funds are legally available.  Such dividends are payable when, and if declared by the Board of Directors.  No dividends accrue unless declared by the Board of Directors.  Through December 31, 2009, no dividends had been declared.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series F Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets to the holders of the Junior Stock of the Company, an amount per share equal to three times the original Series F issue price of $0.8399, for each outstanding share of Series F Preferred Stock, plus any declared but unpaid dividends on such shares of Series F Preferred Stock (the “Series F Liquidation Preference”).  If upon the occurrence of such an event, the assets and funds distributed among the holders of the Series F Preferred Stock are insufficient to permit the payment in full to such holders of the Series F Preferred Stock of the Series F Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed notably among the holders of the Series F Preferred Stock based on the number of shares of Series F Preferred Stock held by each stockholder.

After the payment in full of the Series F Liquidation Preference, holders of the Series E Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets to the holders of the Junior Stock of the Company, an amount per share equal to three times the original Series E issue price of $0.8399, for each outstanding share of Series E Preferred Stock, plus any declared but unpaid dividends on such share of Series E Preferred Stock (the “Series E Liquidation Preference” and together with the Series F Liquidation Preference, the “Senior Liquidation Preference”).  After payment of the Series F Liquidation Preference, if upon the occurrence of such an event, the assets and funds distributed among the holders of the Series E Preferred Stock are insufficient to permit the payment in full to such holders of Series E Preferred Stock of the Series E Liquidation Preference, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series E Preferred Stock based on the amount on the number of shares of Series E Preferred Stock held by each stockholder.

After the payment in full of the Senior Liquidation Preference, holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets to the holders of the Common Stock, an amount per share equal to $7,500,000 divided by the total number of outstanding shares of Series A Preferred Stock for each outstanding share of Series A Preferred Stock and 20% of the original issuance price of $2.27, $7.75 and $12.00 for each outstanding share of Series B, Series C and Series D Preferred Stock, respectively, plus any declared but unpaid dividends on such shares of Series A, Series B, Series C or Series D Preferred Stock.  After payment of the Senior Liquidation Preference, if upon the occurrence of such an event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the aggregate liquidation preference of such stock owned by each holder.

Upon completion of the distributions described above, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each stockholder.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Voting Rights
Holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to one vote for each share of Common Stock into which such shares can be converted.  The holders of the outstanding shares of Series A and Series C Preferred Stock, voting as separate classes, are each entitled to elect one member to the Company’s Board of Directors and the holders of the outstanding shares of Series E and Series F Preferred Stock, voting separately as a single class, are entitled to elect four members to the Company’s Board of Directors.  The holders of the outstanding common stock, voting separately as a single class, are entitled to elect one member to the Company’s Board of Directors.

Conversion Rights
Each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share for such preferred stock.  Each share of preferred stock shall be convertible into the number of shares of Common Stock determined by dividing the original issuance price by the conversion price.  The initial conversion price for each share of preferred stock is the original issuance price.  The conversion price is subject to adjustment.

Each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock will automatically convert into shares of Common Stock at the then effective conversion price for each such share immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the aggregate proceeds equal or exceed $40,000,000 (after deduction of underwriting discounts and commissions), and an offering price of no less than $1.68 per share, or (ii) upon the written consent of the holders of a majority of the then outstanding shares of Series F Preferred Stock voting as a single class on an as-if-converted basis.

Warrants
In connection with the sale of Series E Preferred Stock, the Company issued warrants in November 2005 to purchase 18,890,644 shares of Common Stock at $0.01 per share to the investors.  The warrants expire in November 2010.  The fair value of the warrants of $7,406,191 upon original issuance was included in the carrying value of the Series E Preferred Stock.  The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions: volatility of 70%, risk free rate of 4.25%, exercise price of $0.01, fair value of $0.40 and an expected life of five years.  Warrants to purchase 7,912 shares of common stock were exercised in 2009.  At December 31, 2009, warrants to purchase 18,882,732 shares of Common Stock remained outstanding.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

In connection with the sale of Series E Preferred Stock, the Company issued a warrant in November 2005 to purchase 148,827 shares of Series E Preferred Stock at $0.84 per share to the placement agent.  The Series E Preferred Stock warrant converts automatically to a Common Stock warrant upon completion of an initial public offering by the Company that results in net proceeds of at least $40,000,000 and an offering price of at least $1.68 per share.  The warrant expires in November 2010.  The fair value of the warrant of $76,436 was originally included in the carrying value of the Series E Preferred Stock.  The fair value of the warrant was determined using the Black-Scholes option pricing model and the following assumptions: volatility of 70%, risk free rate of 4.25%, exercise price of $0.84, and an expected life of five years.  The warrants were measured at fair value and classified as warrant liability under the authoritative guidance for freestanding warrants and other similar instruments.  The fair value of the warrant was remeasured at December 31, 2009 and 2008, using Black-Scholes option pricing model with the following assumptions:  volatility of 50%, risk-free interest rate of 0.41%, exercise price of $0.84, fair value of $0.23 and an expected life of 0.88 years at December 31, 2009 and volatility of 50%, risk-free interest rate of 0.39%, exercise price of $0.84, fair value of $0.84 and an expected life of 1.9 years at December 31, 2008.  The changes in fair value of $33,838 and $11,049 were recorded as other income for the years ended December 31, 2009 and 2008, respectively.  The warrant remains outstanding at December 31, 2009.

Additionally, the Company issued warrants, in connection with the January and December 2006 sales of Series E Preferred Stock to purchase 5,102,649 and 23,716,897 shares, respectively, of Common Stock at $0.01 per share to the investors.  The warrants expire in January 2011 and December 2011, respectively.  The original fair value of the warrants of $3,244,522 was included in the carrying value of the Series E Preferred Stock.  The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions: volatility of 70%, risk free rate of 4.24%, exercise price of $0.01, fair value of $0.11 and an expected life of five years.  During the year ended December 31, 2009, warrants to purchase 4,545 shares of common stock were exercised.  Warrants to purchase 28,811,045 shares of common stock remain outstanding at December 31, 2009.

In connection with the loan agreement entered in to in July 2007 (Note 8), the Company issued warrants to purchase 595,238 shares of Series E Preferred Stock at $0.84 per share that expire in July 2017.  The fair value of the warrants of $338,897 is being amortized to interest expense over the life of the loan.  The fair value of the warrant was determined using the Black-Scholes option pricing model and the following assumptions: volatility of 50%, risk free rate of 5.23%, exercise price of $0.84, and an expected life of ten years.  The warrants were measured at fair value and classified as warrant liability under the authoritative guidance for freestanding warrants and other similar instruments.  The fair values of the warrants were remeasured at December 31, 2009 and 2008, using Black-Scholes option pricing model and the following assumptions:  volatility of 50%, risk-free interest rate of 3.59%, exercise price of $0.84, fair value of $0.23 and an expected life of 7.5 years at December 31, 2009 and volatility of 50%,risk-free interest rate of 2.71%, exercise price of $0.84, fair value of $0.84 and an expected life of 8.5 years at December 31, 2008.  The changes in fair value of $257,755 and $29,320 were recorded as other income for the years ended December 31, 2009 and 2008, respectively.  The warrant remains outstanding at December 31, 2009.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

In connection with the sale of Series F Preferred Stock, the Company issued warrants in December 2008 to purchase 10,839,694 shares of Common Stock of $0.01 per share to the investors.  The warrants expire in December 2013.  The fair value of the warrants of $238,457 was included in the carrying value of the Series F Preferred Stock.  The original fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions:  volatility of 50%, risk-free interest rate of 1.49%, exercise price of $0.01, fair value of $0.03 and an expected life of five years.  During the year ended December 31, 2009, warrants to purchase 3,633 shares of common stock were exercised.  At December 31, 2009, warrants to purchase 10,836,061 shares of common stock remain outstanding.

10.	Common Stock

The Company’s amended articles of incorporation authorize the Company to issue 170,000,000 shares of $0.01 par value common stock.  The holders of common stock are also entitled to receive dividends whenever funds are legally available, as, when, and if declared by the Board of Directors.

11.	Stock Option Plans

The Company’s Board of Directors adopted the 2000 Equity Incentive Plan (the “2000 Plan”) and has reserved a total of 25,709,911 shares of the Company’s Common Stock, under which 2,200,000 of these shares were converted from the 1997 Plan.  These shares of the Company’s Common Stock were reserved for issuance to employees and consultants of the Company.  The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than the estimated fair value at date of grant for incentive stock options or 85% of the estimated fair value for nonstatutory stock options).  The maximum term of an option grant cannot exceed 10 years. If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of estimated fair value.  Options generally vest 25% after one year and 1/48 of all of the shares vest on each monthly anniversary of the vesting commencement date thereafter.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Stock option activity under the Company’s plans is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price per Share

Balances, December 31, 2007	5,395,333	14,734,953	$0.29
Additional shares authorized	3,250,000	-	-
Options granted	(2,711,632)	2,711,632	0.12
Options exercised	-	(178,648)	0.15
Options cancelled	4,206,405	(4,206,405)	0.21
Balances, December 31, 2008	10,140,106	13,061,532	$0.10
Options granted	(3,362,520)	3,362,520	0.08
Options exercised	-	(38,312)	0.12
Options cancelled	830,034	(830,034)	0.12
Balances, December 31, 2009	7,607,620	15,555,706	$0.10

The following summarizes information about stock options outstanding at December 31, 2009:

	Options Outstanding December 31, 2009		Options Vested and Exercisable December 31, 2009
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Outstanding	Weighted Average Exercise Price

$5.00	30,000	1.30	30,000	$5.00
4.00	10,000	2.93	10,000	4.00
1.80	215,523	2.62	215,523	1.80
1.30	38,500	0.63	38,500	1.30
1.20	2,000	0.07	2,000	1.20
0.40	1,005,649	5.17	1,005,649	0.40
0.12	11,121,914	7.11	9,196,993	0.12
0.08	3,132,120	9.25	71,875	0.08
	15,555,706	7.32	10,570,540	$0.20

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

At December 31, 2008, options to purchase 6,813,105 shares were exercisable and vested at a weighted average price of $0.25 per share.

Stock-Based Compensation Associated with Awards to Employees
During the years ended December 31, 2009 and 2008, the Company granted stock options to employees to purchase 3,362,520 and 2,711,632 shares of common stock with a weighted-average grant date fair value of $0.01 and $0.04 per share, respectively.  Stock-based compensation expense recognized during the years ended December 31, 2009 and 2008 includes compensation expense for stock-based awards granted to employees based on the grant date fair value estimated in accordance with the provisions of ASC 718 of $160,694 and $147,281, respectively.  As of December 31, 2009, there were total unrecognized compensation costs of $143,015 related to these stock options.  These costs are expected to be recognized over a period of approximately 1.10 years.

The impact on operations for share-based compensation is as follows (in thousands):

	Year Ended December 31,
	2009	2008

Product costs	$7	$1
Research and development	42	43
Sales and marketing	27	36
General and administrative	85	67
Share-based compensation expense included in net loss	$161	$147

The aggregate intrinsic value of the 10,570,540 options exercisable as of December 31, 2009 with a weighted average exercise price of $0.20 was $0. As of December 31, 2009, the ending vested and expected to vest was 14,875,890 shares, with a remaining contractual life of 0.28 years, weighted average exercise price of $0.17 and aggregate intrinsic value of $0. The aggregate intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $0.

The Company estimated the fair value of stock options using the Black-Scholes option valuation model.  The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards.  The fair value of employee stock options was estimated using the following weighted-average assumptions:

	December 31,
	2009	2008

Expected term (years)	4	4
Expected volatility	55%	50%
Risk-free interest rate	1.74%	2.33%
Dividend yield	-	-

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the options vesting term, contractual terms and industry peers as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.  The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock.  The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.  The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.  The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.  Different estimates of volatility and expected term could materially change the value of an option and the resulting expense.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

In addition, ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Forfeitures were estimated based on management’s expectation through industry knowledge as well as historical information.

The total fair value of employee shares vested during the year ended December 31, 2009 and 2008 was $99,079 and $147,000, respectively.

Stock-Based Compensation Associated with Awards to Nonemployees
During the years ended December 31, 2009 and 2008, the Company did not grant options to purchase shares of common stock to nonemployees.

12.	Income Taxes

The difference between the income tax provision and the amount computed by applying the federal statutory income tax rate to income before income taxes is as follows:

	Years Ended December 31,
	2009	2008

Federal statutory tax expense	34.0%	34.0%
Deferrred state taxes	16.1%	-0.2%
Unbenefitted NOLs & credits	-52.1%	-34.1%
Tax credits	2.5%	1.6%
Meals & Entertainment	-0.8%	-0.6%
Stock option compensation	-1.0%	-0.5%
Other	1.3%	-0.2%
Total expense	0.0%	0.0%

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

Temporary differences and carryforwards that gave rise to significant portions of deferred taxes are as follows (in thousands of dollars):

	December 31,
	2009	2008

Net operating loss carryforwards	$41,018	$38,255
Deferred research expense	11,431	11,838
Research tax credit carryforwards	4,884	4,294
Depreciation and amortization	1,605	1,316
Accruals and reserves	932	1,188
Other	409	410
Total deferred tax assets	60,279	57,301
Less: Valuation allowance	(60,279)	(57,301)
Net deferred tax assets	$-	$-

Due to the uncertainties surrounding the realization of deferred assets through future taxable income, the Company has provided a full valuation allowance and, therefore, no benefit has been recognized for the net operating loss and other deferred tax assets.

Effective January 1, 2009, the Company adopted ASC 740-10 (formerly known as FIN 48), Accounting for Income Taxes, guidance that addresses the recognition, measurement, and disclosure of uncertain tax positions. As a result of the implementation of ASC 740-10 uncertain tax positions, the Company did not recognize any adjustment to the liability for uncertain tax positions. As of the date of adoption, the Company recorded a $518,248 reduction to deferred tax assets, all of which was offset by a full valuation allowance and therefore did not record any adjustment to the beginning balance of retained earnings. Total unrecognized income tax benefits as of December 31, 2009 was $518,248. The Company does not anticipate the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

A reconciliation of the unrecognized income tax benefits for the year ended December 31, 2009 is as follows (in thousands of dollars):

Balance at January 1, 2009	$-
Additions based on tax positions related to the current year	-
Additions for tax positions of prior years	518
Reductions for tax positions of prior years	-
Balance at December 31, 2009	$518

The Company's policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. Management determined that no accrual for interest and penalties was required as of December 31, 2009.

As of December 31, 2009, the Company had approximately $106 million of federal and $84 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2020 and 2010, respectively. The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where equity transactions result in a change of ownership as defined by Internal Revenue Code Section 382.  In the event the Company should experience an ownership change, as defined, utilization of its U.S. net operating loss carryforwards and tax credits could be limited.  Based on a preliminary analysis of the limitation, the Company does not expect a material limitation on utilization of net operating loss and the credit carryforwards.  Should a more comprehensive analysis be prepared, these amounts could change.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

As of December 31, 2009, the Company had credit carryforwards of approximately $3,088,695 and $2,721,373 available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal R&D credit carryforwards expire beginning 2021 and California credits can be carried forward indefinitely.

The Company's primary tax jurisdiction is the United States. All of the Company's tax years are open to examination by the US federal and state tax authorities.

13.	Employee Benefit Plan

In January 1998, the Company established a qualified savings plan for employees under Section 401(k) (the “401(k) Plan”) of the Internal Revenue Service Code, in which employees may defer their pretax annual salary up to the statutory limits.  The 401(k) Plan permits discretionary matching and profit sharing contributions to be made by the Company.  Through December 31, 2009 the Company has not made any contributions to the 401(k) Plan.

14.	Reporting Segments

The Company has no subsidiaries. Its Chief Executive Officer only receives reports of the entire Company and operates as one business activity, the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. No managers are accountable for levels below the Company level. Accordingly, the Company has determined that it has a single reporting segment and operating unit.

Revenues by geography are based on the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Years Ended December 31,
	2009	2008

United States	$11,616	$9,572
Europe	272	53
Rest of the world	44	7
	$11,932	$9,632

15.	Subsequent Events

On January 14, 2010, the Board of Directors approved the 2010 Equity Incentive Plan effective January 14, 2010.  Under the terms of the new plan an additional 7,728,137 shares were added to the remaining 15,435,189 authorized and unissued shares under the prior plan to bring the aggregate number of shares that may be issued upon exercise to 23,163,326.

diaDexus, Inc.
Notes to the Financial Statements
December 31, 2009 and 2008

On July 28, 2010, the Company and VaxGen, Inc. ("VaxGen") closed a merger transaction  pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 28, 2010, as amended June 24, 2010 (the “Merger Agreement”), by and among the Company, VaxGen, Violet Acquisition Corporation, a wholly owned subsidiary of VaxGen ("Merger Sub I"), Violet Acquisition, LLC, a wholly owned subsidiary of VaxGen ("Merger Sub II") and John E. Hamer, as the representative of the Company's stockholders. Pursuant to the Merger Agreement, the Company became a wholly owned subsidiary of VaxGen through a merger of Merger Sub I with and into the Company, with the Company being the surviving company in the merger (“Merger I”), and, immediately following the effectiveness of Merger I, the merger of the Company with and into Merger Sub II, with Merger Sub II being the surviving entity in the merger (“Merger II” and together with Merger I, the “Merger”). The Merger was consummated on July 28, 2010.

Upon completion of the Merger and subject to the terms and conditions of the Merger Agreement, each outstanding share of Series F Preferred Stock converted into approximately 1.7583 shares of common stock of VaxGen, which in the aggregate totaled 19,059,144 shares of VaxGen common stock.  The Common Stock, Series A – E Preferred Stock and all warrants of the Company were cancelled without consideration. In addition, in accordance with the Merger Agreement and the diaDexus Retention Bonus Plan, as amended and restated as of June 24, 2010 (the “Retention Bonus Plan”), VaxGen (i) issued 901,390 shares of VaxGen common stock to the executive officers of the Company and (ii) paid or will pay approximately $90,048 in cash to the executive officers of the Company to satisfy certain withholding obligations incurred in connection with the issuance of the aforementioned shares of VaxGen common stock and $136,729 in cash to non-officer employees of the Company.  As of July 28, 2010, after giving effect to the Merger and the issuance of VaxGen common stock to the executive officers of the Company, VaxGen had 53,067,057 shares of common stock issued and outstanding, with the former holders of the Company's Series F Preferred and the executive officers of diaDexus collectively owning approximately 38%, and the pre-Merger VaxGen stockholders owning approximately 62%, of the outstanding VaxGen common stock.

Approximately 10% of the shares issued in the Merger have been placed in escrow to satisfy indemnification obligations, if any, of the former holders of the Company's Series F Preferred and the executive officers of the Company pursuant to the Merger Agreement. The escrow will expire on July 28, 2011.

Pursuant to a bridge financing entered into by the Company on May 28, 2010 in connection with the execution of the Merger Agreement, the Company issued to VaxGen a secured promissory note for an amount up to $6 million and issued to certain stockholders of diaDexus secured promissory notes in the aggregate amount of $1.5 million.  In connection with the completion of the Merger, VaxGen forgave the full remaining amount of its secured promissory note (approximately $4 million principal balance at the time of the Merger), and VaxGen and the Company repaid in full the other outstanding secured promissory notes held by the former stockholders of the Company.